EXHIBIT 10.4

AMENDMENT TO STOCK APPRECIATION RIGHTS AGREEMENTS

This Amendment to Stock Appreciation Rights Agreements is entered into this [    ] day of November, 2008, by and between DaVita Inc., a Delaware corporation (the “Company”), and Richard K. Whitney (the “Employee”).

WHEREAS, the Company and the Employee previously entered into five Stock Appreciation Rights Agreements (each an “SAR Agreement”), dated as of February 14, 2008, February 15, 2008, February 19, 2008, February 20, 2008 and February 21, 2008, respectively (the “Grant Dates”), copies of which are attached hereto as Exhibits 1 through 5, pursuant to the Company’s 2002 Equity Compensation Plan; and

WHEREAS, the Company and the Employee desire to amend each SAR Agreement pursuant to Section 10 thereof;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 11(a) of each SAR Agreement is amended in its entirety, effective as of the respective Grant Dates of the SAR Agreements, to provide as follows:

(a) The Grantee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that while Grantee is an employee of the Company and for the one-year period following termination of such relationship, the Grantee will not (i) as an employee, independent contractor, consultant, member of a board of directors, or in any other form, provide any of the same or similar services that the Grantee performed during his employment with the Company for any other individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) that provides dialysis or vascular access services, nephrology practice management, Pharmaceuticals related to dialysis, kidney disease management services, or home infusion therapy anywhere within the United States; or (ii) own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than the Company) that provides dialysis or vascular access services, nephrology practice management, pharmaceuticals related to dialysis, kidney disease management services, or home infusion therapy anywhere within the United States. Notwithstanding anything set forth herein, the Grantee shall not be prohibited from investing in or serving on the board of directors of any business the provides dialysis or vascular access services, nephrology practice management, pharmaceuticals related to dialysis, kidney disease management services, or home infusion therapy so long as such services constitutes no more than 5% of that business’s total business operations and so long as the Grantee has no authority over, responsibility for, oversight of, connection with, or involvement in anyway in the dialysis or vascular access services, nephrology practice management, pharmaceuticals related to dialysis, kidney disease management services, or home infusion therapy provided by that business. The Grantee acknowledges and agrees that the geographical limitations and duration of this covenant not to compete are reasonable. In particular, the Grantee agrees that his position is national in scope and that he will have an impact on every location where the Company currently conducts and will conduct business. Therefore, the Grantee acknowledges and agrees that, like his position, this covenant cannot be limited to any particular geographic region. The Grantee agrees that while Grantee is an employee of the Company and for the one-year period following termination of such relationship, the Grantee will not (i) solicit any of the Company’s employees to work for any Person, (ii) hire any of the Company’s employees to work (as an employee or an independent contractor) for any Person, (iii) take any action that may reasonably result in any of the Company’s employees going to work (as an employee or an independent contractor) for any Person, (iv) induce any patient or customer of the Company, either individually or collectively, to patronize any competing dialysis facility; (v) request or advise any patient, customer, or supplier of the Company to withdraw, curtail, or cancel such person’s business with the Company; (vi) enter into any contract the purpose or result of which would benefit the Grantee if any patient or customer of the Company were to withdraw, curtail, or cancel such person’s business with the Company; (vii) solicit, induce, or encourage any physician (or former physician) affiliated with the Company or induce or encourage any other person under contract with the Company to curtail or terminate such person’s affiliation or contractual relationship with the Company; or (viii) disclose to any Person the names or addresses of any patient or customer of the Company. Notwithstanding the above, the fact that a Person that the Grantee works or consults for hires an employee of the Company shall not be deemed a violation of this Agreement so long as the Grantee was not involved in the hiring process or recommended that the Person hire the Company employee.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Stock Appreciation Rights Agreements as of the date and year first written above.

COMPANY		EMPLOYEE
By	/s/ Joseph Schohl	By	/s/ Richard K. Whitney
	Joseph Schohl		Richard K. Whitney
Vice President, General Counsel and Secretary